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                        VALUE LINE US GOVERNMENT FUND INC

                SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATION
                                   EXHIBIT 16



Year(s) Ended 8/31/95:       1 year         5 years        10 years
                           -----------   -----------    -----------
Initial Investment:              1,000         1,000          1,000
Balance at End of Period:        1,074         1,416          2,196
Change:                             74           416          1,196

Percentage Change:                7.37%        41.63%        119.57%

Average Annual Total Return:      7.37%         7.21%          8.18%